Exhibit 99.1

WellPoint Prices Offering of $1.35 Billion of 2.750% Senior Convertible Debentures

INDIANAPOLIS – October 2, 2012 – WellPoint, Inc. (NYSE: WLP) today announced the pricing of its offering of $1.35 billion principal amount of senior convertible debentures due 2042. The debentures were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale is expected to close October 9, 2012. WellPoint has also granted to the initial purchasers of the debentures the right to purchase up to an additional $150 million principal amount of debentures to cover overallotments, if any.

Interest will be payable on the debentures semi-annually at a rate of 2.750% per annum. In addition to regular interest, beginning on October 15, 2022, contingent interest will accrue in certain circumstances relating to the trading price of the debentures. In certain circumstances, the debentures will be convertible into cash up to their principal amount and any conversion value above the principal amount will, at WellPoint’s option, be settled with shares of WellPoint common stock or cash. The initial conversion rate for the debentures is 13.2319 shares of common stock per $1,000 principal amount of the debentures, which is equal to an initial conversion price of approximately $75.575 per share, representing a 25% conversion premium based on the closing price of WellPoint’s common stock of $60.46 per share on October 2, 2012. The debentures mature on October 15, 2042.

WellPoint may not redeem the debentures prior to October 20, 2022, except in connection with certain tax-related events. On or after October 20, 2022, WellPoint may redeem for cash all or a part of the debentures if the last reported sale price of its common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which WellPoint provides notice of redemption. The redemption price will equal 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, including any contingent interest and additional interest, if any, to but excluding the redemption date. WellPoint may also redeem all or a part of the debentures for cash on or prior to October 15, 2013 at a premium if certain U.S. federal tax legislation, regulations or rules are enacted or are issued.

WellPoint intends to use approximately $400 million of the net proceeds to purchase shares of its common stock concurrently with the pricing of the debentures and intends to use the balance of the net proceeds from this offering, including the net proceeds from any exercise of the initial purchasers’ overallotment option, for general corporate purposes, including but not limited to additional purchases of shares of its common stock pursuant to its share repurchase program and the payment of short- and/or long-term debt. Any such repurchases could affect or maintain the market price of WellPoint’s common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures and the underlying shares have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the anticipated use of the proceeds of the offering. WellPoint does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contacts:

Investor Relations

Sean Meenan, 317-488-6713

Media

Kristin Binns, 917-697-7802